 Exhibit 11.1

                          NEWFIELD EXPLORATION COMPANY
                    COMPUTATION OF EARNINGS PER COMMON SHARE
         (In thousands of dollars, except share and per share amounts)


                                Three Months Ended        Six Months Ended
                                     June 30,                 June 30,
                              ----------------------   ---------------------
                                 1997        1996         1997       1996
                              ----------  ----------   ---------- ----------
Net income for earnings
      per share               $   7,773   $   7,949    $  19,660  $  15,878
                              =========   =========    =========  =========
Earnings per share            $    0.21   $    0.21    $    0.52  $    0.43
                              =========   =========    =========  =========

Calculation of weighted
     average shares
     outstanding:

     Common stock,
     weighted average         35,504,778  34,845,046  35,378,072  34,682,616
     Common stock
     equivalents               2,302,263   2,478,000   2,368,218   2,323,704
                              ----------  ----------  ----------  ----------
     Total common stock
     and equivalents
     outstanding for
     earnings per share       37,807,041  37,323,046  37,746,290  37,006,320
                              ==========  ==========  ==========  ==========